SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 20, 2005 (September 23, 2005)

WINWIN GAMING, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21566	84-1219819
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

8687 West Sahara, Suite 201, Las Vegas, Nevada 89117

Address of Principal Executive Offices
Zip Code

(702) 212-4530

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On September 23, 2005, WinWin Gaming, Inc’s (the “Company”) wholly owned subsidiary, Pixiem, Inc. (“Pixiem”) entered into a Co-Publishing Licensing Agreement (the “Licensing Agreement”) with ESPN Enterprises, Inc. (“ESPN”), pursuant to which, both companies may distribute ESPN Mobile X Games (the “Games Titles”) developed by Pixiem across mobile operators worldwide.  The Licensing Agreement, Pixiem grants a license to ESPN to exploit and promote the underlying technology of the Games Titles, and ESPN grants a limited license to Pixiem (1) to use, reproduce and distribute the Games Titles on a handset in North America, South America, Europe and Asia, (2) to use ESPN logos, trade names and trademarks in promotions of the Games Titles, subject to approval, and (3) to use, reproduce and distribute unbranded versions of Games Titles within specific international territories. The term of the Licensing Agreement is three (3) years (the “Term”).

Pixiem and ESPN are obligated to pay each other annual royalties over a three year period, in the form of sharing, on an approximately equal basis, the net revenues from downloads of the Games Titles. ESPN reserves the right to publish Games Titles with a mobile operator on financial terms that are more favorable to ESPN than it would receive if Pixiem were to arrange such publication.

During the Term of the Licensing Agreement, Pixiem has agreed to pay minimum royalties of $350,000 during the first year, $550,000 during 2nd year and $750,000 during 3rd year.  Additionally, Pixiem has agreed to spend a minimum of 20% of Pixiem’s net revenue from the Game Titles per year, to market and promote the games to be distributed by Pixiem pursuant to the Licensing Agreement.  ESPN agrees to promote the Game Titles on ESPN-branded online and wireless mediums throughout the Term on a quarterly schedule.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINWIN GAMING, INC.

Date: October 20, 2005	By:	/s/ Larry Goldman
Larry Goldman
Chief Financial Officer

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